UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  December 6, 2010

Universal Gold Mining Corp.
(Exact name of registrant as specified in its charter)

Nevada	333-140900	20-4856983
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Bentall Four Centre Suite 3474 – 1055 Dunsmuir Street Vancouver, British Columbia	V7X 1K8
(Address of principal executive offices)	(Zip Code)

(604) 608-0223

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01   Other Events.

Universal Gold Mining Corp., a Nevada corporation (“UGMC”), intends to conduct a private placement of securities to finance, among other things, the acquisition of all of the issued shares in RNC (Hemco) Limited pursuant to an Option Agreement, effective as of November 30, 2010, by and between UGMC and N.C.G.A. Project Acquisition Corp. (the “Option Agreement”). The Option Agreement is further described in the Form 8-K filed with the U.S. Securities and Exchange Commission on December 6, 2010.

 It is currently contemplated that the issuance will consist of up to $80 million of preferred convertible shares of UGMC, which, at the option of the holder thereof, will be convertible, on or before 12 months of the issue, into UGMC common stock at a price of $0.10 per share. UGMC anticipates that each preferred share will be entitled to an 8% annual cash dividend (based on the initial payment for the preferred share), which will be paid quarterly. UGMC also anticipates issuing one warrant for every two preferred shares owned. Such warrant will entitle the warrant holder to purchase one UGMC common share at $0.25 per share anytime after six months from issue. The warrants will expire 24 months from issue. Pursuant to the proposed financing terms of the private placement, UGMC will be obligated to seek a listing of its shares on the Toronto Stock Exchange.

The securities offered in the private placement will not be and have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNIVERSAL GOLD MINING CORP.

By:	/s/ Craig Niven
Name: Craig Niven
Title: Interim Chief Financial Officer and Assistant Secretary

Dated: December 6, 2010